SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant To Rule 14a-12
HearMe
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transactions applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials:
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement no.:
	(3)	Filing Party:
	(4)	Date Filed:

June 29, 2001

Dear Shareholders:

    Over the past year, we have seen tremendous, and sometimes difficult, transition for both the Voice over IP (VoIP) industry, as well as HearMe. The telecom industry's rapid downturn had a major impact on our revenue growth as our partners' delays on product and service deployments and their own revenue slowdowns hindered our strategy to build key relationships along the value chain. In addition, the stock market correction and overall lack of investor confidence had a major effect on our ability to conduct business.

    However, despite the recent turmoil in the telecommunications sector, we have witnessed dramatic growth in the VoIP market, both in terms of size and traffic. JP Morgan Chase & Co. estimates that 21 percent of business voice traffic will travel over packet networks by 2005 and that one in five residential calls will originate from or terminate on an IP device. According to U.S. Bancorp Piper Jaffray, Inc., the worldwide market for enhanced VoIP services will increase from $119 million in 1998 to over $8.6 billion by 2003. We are in the midst of revolutionary change—building upon the transition from circuit-switched to IP-based infrastructure to deliver lower-cost long distance communications, and now moving to enhanced next-generation voice applications and services that dramatically reduce costs and increase productivity for both consumers and businesses worldwide.

    HearMe has worked to deliver what we believe is the most comprehensive VoIP application platform and application suite to exploit this emerging opportunity. HearMe's employees, all of whom are shareholders and option holders, continue to work hard to build value in the Company through the delivery of best-of-breed technology, fundamental to the development and deployment of next-generation VoIP applications. We believe we are at the center of the creation of new communications applications and services that will change the world.

    Over the past year, HearMe made considerable progress in its strategy to capitalize on this emerging opportunity. Starting with our merger with AudioTalk Networks in April 2000, the Company added key technologies and personnel, resulting in the unveiling of the full VoiceSERVER™ platform—a standards-compliant, scalable platform for developing and deploying VoIP applications—in early summer 2000. We followed up with the deployment of a number of applications designed to increase the value of a VoIP network, including HearMe™ ClickAGENT™, HearMe ConferenceCREATOR™, HearMe SoftPHONE™, and other applications designed to offer robust, easily deployable value-added solutions for communications service providers and enterprise businesses. While developing these solutions, we also strengthened our business focus by divesting the Mplayer / Live Communities business unit through a sale to GameSpy Industries, Inc.

    We believed early in 2000 that one of the keys to our success would be working with major, established companies in the existing VoIP Calling and CRM markets. These companies represent the value chain of equipment vendors, service providers and systems integrators that would incorporate our technology and ultimately deliver enhanced VoIP services to the enterprise and end users. Our customers and partners in each segment of the value chain would serve to endorse our technology and would become a significant channel for future sales of our products. Despite the impact of the market slowdown on these companies over the past few months, HearMe was able to validate its work in developing best-of-breed VoIP technology, securing key customers and partnerships with companies such as Cisco Systems, QUALCOMM Incorporated, 3COM Corporation, Sonus Networks, eShare Communications, Nuera Communications, and others.

    It has been a year of transformation and building for the future. We believe our work over the past year lays the groundwork for solid, fundamental revenue growth through direct and channel programs in the upcoming year, as the market continues to emerge. Whether through customer deals and partnerships, or through the numerous industry awards we have won over the past year, HearMe has secured industry-wide validation for our VoIP technology and applications, efforts that will contribute towards changing the way the world communicates.

/s/ Rob Csongor

Rob Csongor
Chief Executive Officer

685 Clyde Avenue Mountain View California 94043
telephone: 650.429.3900 facsimile: 650.429.3911 www.hearme.com